A4 SYSTEMS
DECISIONS EMPOWERED *by* DATA

STRATEGIC PARTNERSHIP AGREEMENT

THIS AGREEMENT dated effective as of the 1st day of November, 2021 (the "Effective Date").

BETWEEN:

A4 Systems Corporation
a corporation duly incorporated pursuant to the laws of the Province of Alberta
with offices located at 130, 3510 29 Street NE, Calgary, Alberta, T1Y 7E5
(the "**A4Systems**")

AND:

HerdWhistle Technologies Inc.
a corporation duly incorporated pursuant to the laws of the Province of Alberta
with offices located at 130, 3510 29 Street NE, Calgary, Alberta, T1Y 7E5
(the "**Partner**")

WHEREAS:

A. A4 Systems and Partner have a joint interest in the mutual sharing of physical and digital resources to develop, test, and manufacture technology; and

B. Partner wishes to continue working with A4 Systems for the development, testing, and iteration of it's equipment & production process design; and

C. Upon mutual execution of this Agreement, A4 Systems and Partner (the "Parties") agree to the terms and conditions contained herein this Agreement for purposes of formalizing an ongoing operational arrangement for the development of technologies and services by A4 Systems in consultation with Partner (the "**Agreement**").

1 Facility

As part of the Agreement the Partner shall be provided non-exclusive access to A4 Systems cyber-physical system development facility for the purposes of testing, development, and manufacturing. The facility consists of 22,999 square feet in Calgary, Alberta, municipally located at Unit 130, 3510 - 29 Street NE, T1Y 7E5 (collectively the "**Facility**").

The Partner acknowledges that A4 Systems is in occupancy of the Facility under a lease agreement for the Facility (the "**Lease**"). Partner has reviewed and agrees to abide by all the terms and conditions contained within the Lease so far as they pertain to the Partner during the Term of the Agreement. The Partner furthermore agrees that this Agreement is in no way considered a sublease, assignment, or any other form transfer as described in the Lease for the facility and as such the Partner does not enjoy any rights or privileges relating to the Facility as defined within the Lease except as expressly identified herein this Agreement.

The Partner agrees to hold harmless and indemnify A4 Systems from all expenses, claims and liabilities relating in any way to the Partners access to and use of the Facility being impeded by any agreements, including but not limited to the Lease, between A4 Systems and any other entity in respect to the Facility.

2 Term

This Agreement shall commence on November 1, 2021 (the "**Commencement Date**") and shall expire on October 31, 2022 (the "**Expiry Date**") (collectively the "**Term**").

3 Partnership Fee

As consideration for A4 Systems providing access to the Facility, equipment, development systems and processes, the Partner agrees to provide A4 Systems a monthly partnership fee in the amount of fifteen thousand dollars ($15,000.00) (the "**Partnership Fee**").

The Partner shall pay the Partnership Fee without demand in advance in equal consecutive monthly installments on the first day of each month commencing on the Commencement Date or such other date as specified in this Agreement.

4 Additional Costs

The Partner shall also be responsible to pay to A4 Systems for all additional reasonable costs related to the development of technologies with A4 Systems that are not associated with the Partnership Fee including but not limited to:

(a) standard hourly billing for A4 Systems staff;
(b) any equipment purchases or rentals on behalf of the Partner;
(c) travelling expenses;
(d) material, components, or other manufacturing costs;
(e) platform or software costs associated with the Partner;
(f) insurance or other administrative costs incurred by A4 Systems on behalf of Partner; and
(g) any other costs associated with the Partner not identified Section 3 herein.

From and after the Commencement Date, or such other date specified in this Agreement, at the times and in the manner provided herein, Partner shall pay to A4 Systems or as A4 Systems shall direct, Additional Costs (the "**Additional Costs**"). Each month of the Term, A4 Systems shall provide Partner with an itemized invoice and statement of costs for all Additional Costs and the Partner shall pay the Additional Costs within 30 days of receiving the invoice from A4 Systems.

5 Non-Exclusive Access

The Partner agrees that the Facility is provided on an "as is" condition and is, or will be, being shared with A4 Systems and its other strategic partners. As such, the facility is provided without any rights to the Partner of exclusive access except as agreed to in writing by A4 Systems and attached hereto this Agreement as Schedule "A".

6 Equipment, Chattels, and Resources

Throughout the Term of the Agreement, A4 Systems agrees to provide the Partner with the reasonable use of all equipment, chattels, physical resources, or digital resources within the Facility. During the Term, the Partner agrees to abide by all policies and procedures for the use of the equipment and chattels as required by A4 Systems by it's employees. These include, but are not limited to, all safety policies, safety presentations, competency requirements, or other directions required by A4 Systems management.

7 Confidential

The Partner agrees that the terms and conditions of this Agreement are confidential. Except for disclosure to employees, officers and directors of the Purchaser and the Vendor, as reasonably necessary; for disclosure to accountants, legal counsel, consultants, the TSXV or a similar exchange where the securities of a party to this Agreement are traded, agents or financing sources as contemplated herein; as required by law; or as the parties mutually agree in writing in connection with ongoing due diligence, all information and documents provided by either party to the other and all matters pertaining to this Agreement will be kept strictly confidential, and neither the Partner nor A4 Systems shall disclose the negotiations regarding the proposed transaction or any of the terms and conditions thereof. To the extent that public disclosure becomes legally required, the Partner or A4 Systems, as the case may be, will be given a reasonable opportunity to review such proposed disclosure and the other party will maintain confidentiality to the greatest extent permissible under such law.

It is furthermore agreed to and understood that upon execution of this Agreement and prior to being provided non-exclusive access to the Facility or A4 Systems equipment or resources, the Partner agrees to execute A4 System's standard non-disclosure agreement (the "**NDA**").

8 Insurance

The Partner shall be responsible for any costs of insurance required by A4 Systems to comply with its requirements under the Lease and to permit the operation of Partner within the Facility. The Partner agrees to those insurance related terms, conditions, and expenses as it reasonably requires for the Partner to operate within the Facility as part of this Agreement. Including but not limited to:

(a) a waiver by the insurer of any rights of subrogation or indemnity or any other claim over, to which such insurer might otherwise be entitled against A4 Systems, it's respective officers, directors, agents, employees or those for whom it is in law responsible;

(b) a provision that Partner's insurance is primary and shall not call into contribution any other insurance available to A4 Systems; and

(c) any additional agreements reasonably required by A4 Systems to allow the Partner to access the Facility, or A4 Systems equipment or resources.

9 Signage

The Partner shall be not permitted to install identification signage within the Facility or on the facility or building's directory boards and the main entrance of the Facility without first receiving written approval from A4 Systems. All signage shall be subject to 3rd party approval under the Lease and shall meet municipal guidelines.

10 Document Execution

All parties agree that this Offer may be transmitted in PDF format via electronic mail and that the reproduction of signatures by way of PDF will be treated as though such reproductions were executed originals and communication by such means will be legal and binding.

11 Termination

Both the parties furthermore agree to and understand that this Agreement can be terminated at any time by either the Partner or A4 Systems with 30 days prior written notice from one party to the other. Upon written notice by either party to the other of its intention to terminate the Agreement, the Expiry Date shall be considered amended to be 30 days following the date on such notice. After the expiry date, this Agreement shall be considered void and of no further force or effect save and except any included or attached agreements regarding confidentiality which shall survive the termination of this Agreement as indicated in their respective agreements or, with respect to this Agreement, a period of at least 2 years following the Expiry Date.

12 NOTICES

After the Commencement Date, the addresses of the Partner and A4 Systems for service of notice, effective communication, or any other document to be provided hereunder shall be:

For the Partner: **HerdWhistle Technologies Inc.**

Unit 130, 3510 - 29 Street NE
Calgary, Alberta, T1Y 7E5
Email: pcharest@herdwhistle.com
Attention: Patrick Charest - President

For A4 Systems: **A4 SYSTEMS CORPORATION**

Unit 130, 3510 - 29 Street N.E.
Calgary, Alberta, T1Y 7E5
Email: payments@a4.systems
Attention: Manager

A4 SYSTEMS
DECISIONS EMPOWERED *by* DATA

13 Agreement

This Agreement is accepted by the mutual execution and effective communication of the Parties below:

HERDWHISTLE TECHNOLOGIES INC.

Per: "*Adam Morand*"

Name: Adam Morand

Title: Director

ACCEPTED THIS 1st DAY OF November, 2021

A4 Systems Corporation

Per: "*Adam Morand*"

Name: Adam Morand

Title: Director

ACCEPTED THIS 1st DAY OF November, 2021

SCHEDULE "A"

EXCLUSIVE ACCESS AREAS

Nil.